Exhibit 99.2

Investor Contact:	Media Contact:
W. Carl Whitmer	Michele M. Simpson
President and Chief Executive Officer	VP, Corporate Communications
or	(615) 467-1255
John M. Doyle
Chief Financial Officer
(615) 844-2747

IASIS HEALTHCARE COMPLETES SALE OF FLORIDA HOSPITALS

FRANKLIN, Tennessee (October 1, 2013) – IASIS Healthcare® LLC (“IASIS”), a leading provider of high quality, affordable healthcare services, today announced the completion of the previously announced sale to HCA West Florida of IASIS’ three Florida hospitals, Palms of Pasadena Hospital, Memorial Hospital of Tampa and Town & Country Hospital.

Terms of the transaction were not disclosed. IASIS intends to use proceeds from the sale of its Florida market, along with proceeds from last week’s unrelated sale-leaseback transaction, in a variety of strategic initiatives aimed at, among other things, growth in existing markets and expansion into new markets.

About IASIS Healthcare

IASIS Healthcare, located in Franklin, Tennessee, is a leading provider of high quality, affordable healthcare services in urban and suburban markets. With total annual net revenue of approximately $2.4 billion, IASIS owns and operates 16 acute care hospitals, one behavioral health hospital, several outpatient service facilities, more than 140 physician clinics, and Medicaid and Medicare managed health plans in Arizona and Utah that serve more than 176,000 members. IASIS’ healthcare facilities offer a variety of access points for convenient patient care in numerous regions across the U.S., including: Salt Lake City, Utah; Phoenix, Arizona; five cities in Texas, including Houston and San Antonio; Las Vegas, Nevada; and West Monroe, Louisiana. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.

Some of the statements we make in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations including, but not limited to, future financial and operating results, the Company’s plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward-looking statements. These risk factors and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, and other filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that our objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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